Exhibit 99.1

Bank of the Ozarks, Inc. Announces Record Fourth Quarter and Full Year 2015 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--January 14, 2016--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the fourth quarter of 2015 was a record $51.5 million, a 48.1% increase from $34.8 million for the fourth quarter of 2014. Diluted earnings per common share for the fourth quarter of 2015 were $0.57, a 32.6% increase from $0.43 for the fourth quarter of 2014.

The Company’s results during the quarter just ended included $6.4 million in prepayment penalties from prepaying Federal Home Loan Bank of Dallas (“FHLB”) advances, $2.2 million of severance costs associated with the consolidation of Stabilized Properties Group (“SPG”) and its remaining servicing team into Real Estate Specialties Group (“RESG”) and approximately $1.0 million of acquisition-related and systems conversion expenses, offset by $2.9 million of gains on sales of investment securities and $6.3 million of gains on sales of certain purchased loans. Net of applicable taxes, these items, in the aggregate, reduced the Company’s diluted earnings per common share by approximately one-third of one cent in the quarter just ended.

For the full year of 2015, net income was a record $182.3 million, a 53.7% increase from $118.6 million for the full year of 2014. Diluted earnings per common share for 2015 were $2.09, a 37.5% increase from $1.52 for 2014.

The Company’s results for the full year of 2015 included $8.9 million in prepayment penalties from prepaying FHLB advances, $2.2 million of severance costs associated with the consolidation of SPG, approximately $6.7 million of acquisition-related and systems conversion expenses and $1.0 million of software and contract termination charges, offset by $2.3 million of tax-exempt income from bank owned life insurance (“BOLI”) death benefits, $5.5 million of gains on sales of investment securities and $6.3 million of gains on sales of certain purchased loans. Net of applicable taxes, these items, in the aggregate, decreased the Company’s diluted earnings per common share by approximately $0.02 for the full year of 2015.

The Company’s annualized returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the fourth quarter of 2015 were 2.12%, 15.02% and 16.94%, respectively, compared to 2.06%, 15.50% and 17.60%, respectively, for the fourth quarter of 2014. Returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the full year of 2015 were 2.11%, 14.97% and 17.02%, respectively, compared to 2.01%, 15.08% and 16.64%, respectively, for the full year of 2014. George Gleason, Chairman and Chief Executive Officer, noted, “Our 2.11% return on average assets for the full year of 2015 continued our exceptional record of having achieved returns on average assets in excess of 2.00% for each of the last six years.” The calculation of the Company’s return on average tangible common stockholders’ equity and the reconciliation to generally accepted accounting principles (“GAAP”) are included in the schedules accompanying this release.

KEY BALANCE SHEET METRICS

Non-purchased loans and leases were $6.53 billion at December 31, 2015, a 64.0% increase from $3.98 billion at December 31, 2014 and a 19.9% increase from $5.45 billion at September 30, 2015. Total loans and leases, including purchased loans, were $8.33 billion at December 31, 2015, a 62.5% increase from $5.13 billion at December 31, 2014 and a 12.5% increase from $7.41 billion at September 30, 2015. The unfunded balance of closed loans totaled $5.80 billion at December 31, 2015, a 95.8% increase from $2.96 billion at December 31, 2014 and a 19.3% increase from $4.86 billion at September 30, 2015.

“We are very pleased with our outstanding fourth quarter results, highlighted by our record quarterly growth of $1.08 billion in non-purchased loans and leases and our record quarterly growth of $939 million in the unfunded balance of our closed loans. This exceptional growth was achieved while adhering to our very conservative credit principles, as evidenced by some of our best asset quality ratios as a public company,” said Gleason. “We are also pleased with our excellent 37.12% efficiency ratio for the fourth quarter. Our potent combination of strong growth, a superb net interest margin, excellent asset quality and great efficiency helped us achieve record quarterly and annual earnings.”

Deposits were $7.97 billion at December 31, 2015, a 45.0% increase from $5.50 billion at December 31, 2014. Total assets were $9.88 billion at December 31, 2015, a 46.0% increase from $6.77 billion at December 31, 2014.

Common stockholders’ equity was $1.46 billion at December 31, 2015, a 61.2% increase from $908 million at December 31, 2014. Tangible common stockholders’ equity was $1.31 billion at December 31, 2015, a 63.5% increase from $803 million at December 31, 2014. Book value per common share was $16.16 at December 31, 2015, a 42.1% increase from $11.37 at December 31, 2014. Tangible book value per common share was $14.48 at December 31, 2015, a 44.2% increase from $10.04 at December 31, 2014. The calculations of the Company’s tangible common stockholders’ equity and tangible book value per common share and the reconciliations to GAAP are included in the schedules accompanying this release.

The Company’s ratio of common stockholders’ equity to total assets increased to 14.83% at December 31, 2015, compared to 13.42% at December 31, 2014. Its ratio of tangible common stockholders’ equity to total tangible assets increased to 13.49% at December 31, 2015, compared to 12.05% at December 31, 2014. The calculation of the Company’s ratio of tangible common stockholders’ equity to total tangible assets and the reconciliation to GAAP are included in the schedules accompanying this release.

NET INTEREST INCOME

Net interest income for the fourth quarter of 2015 was a record $106.5 million, a 35.4% increase from $78.7 million for the fourth quarter of 2014. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 4.98% for the fourth quarter of 2015, a decrease of 55 basis points from 5.53% for the fourth quarter of 2014. Average earning assets were $8.66 billion for the fourth quarter of 2015, a 48.2% increase from $5.84 billion for the fourth quarter of 2014.

Net interest income for the full year of 2015 was a record $382.2 million, a 41.3% increase from $270.5 million for the full year of 2014. Net interest margin, on an FTE basis, for 2015 was 5.19%, a 33 basis point decrease from 5.52% for 2014. Average earning assets were $7.55 billion for 2015, a 48.3% increase from $5.09 billion for 2014.

NON-INTEREST INCOME

Non-interest income for the fourth quarter of 2015 increased 9.5% to $30.5 million compared to $27.9 million for the fourth quarter of 2014. Non-interest income for the quarter just ended included $2.9 million of gains on sales of investment securities and $6.3 million of gains on sales of certain purchased loans. Non-interest income for the fourth quarter of 2014 included $8.0 million of gains on termination of Federal Deposit Insurance Corporation (“FDIC”) loss share agreements.

Non-interest income for the full year of 2015 increased 23.7% to $105.0 million compared to $84.9 million for 2014. Non-interest income for 2015 included $2.3 million of tax-exempt income from BOLI death benefits, $5.5 million of gains on sales of investment securities and $6.3 million of gains on sales of certain purchased loans. Non-interest income for 2014 included $4.7 million of gain on a merger and acquisition transaction and $8.0 million of gains on termination of FDIC loss share agreements.

NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 2015 increased 7.2% to $51.6 million compared to $48.2 million for the fourth quarter of 2014. During the fourth quarter of 2015, the Company incurred $6.4 million in prepayment penalties from prepaying FHLB advances, $2.2 million of severance costs associated with the consolidation of SPG and approximately $1.0 million of acquisition-related and systems conversion expenses. During the fourth quarter of 2014, the Company incurred $8.1 million in prepayment penalties from prepaying FHLB advances and approximately $1.1 million of acquisition-related and systems conversion expenses.

The Company’s efficiency ratio (non-interest expense divided by the sum of net interest income FTE and non-interest income) for the fourth quarter of 2015 improved to 37.1% compared to 44.1% for the fourth quarter of 2014.

Non-interest expense for the full year of 2015 increased 15.0% to $191.0 million compared to $166.0 million for the full year of 2014. During 2015 the Company incurred $8.9 million in prepayment penalties from prepaying FHLB advances, $2.2 million of severance costs associated with the consolidation of SPG, approximately $6.7 million of acquisition-related and systems conversion expenses and $1.0 million of software and contract termination charges. During 2014 the Company incurred $8.1 million in prepayment penalties from prepaying FHLB advances, approximately $4.7 million of acquisition-related and systems conversion expenses, $5.6 million of software and contract termination charges and approximately $0.6 million of fraud losses attributable to The Home Depot system breach.

The Company’s efficiency ratio for the full year of 2015 improved to 38.4% compared to 45.3% for 2014.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Excluding purchased loans, the Company’s ratio of nonperforming loans and leases as a percent of total loans and leases improved to 0.20% at December 31, 2015, compared to 0.53% at December 31, 2014 and 0.26% at September 30, 2015.

Excluding purchased loans, the Company’s ratio of nonperforming assets as a percent of total assets improved to 0.37% at December 31, 2015, compared to 0.87% at December 31, 2014 and 0.41% at September 30, 2015.

Excluding purchased loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases improved to 0.28% at December 31, 2015, our best such ratio as a public company, compared to 0.79% at December 31, 2014 and 0.41% at September 30, 2015.

The Company’s annualized net charge-off ratio for all loans and leases was 0.17% for the fourth quarter of 2015 compared to 0.24% for the fourth quarter of 2014 and 0.08% for the third quarter of 2015. The Company’s net charge-off ratio for all loans and leases increased slightly to 0.17% for the full year of 2015 compared to 0.16% for 2014.

The Company’s allowance for loan and lease losses for its non-purchased loans and leases was $59.7 million, or 0.91% of total non-purchased loans and leases, at December 31, 2015, compared to $52.9 million, or 1.33% of total non-purchased loans and leases, at December 31, 2014, and $59.0 million, or 1.08% of total non-purchased loans and leases, at September 30, 2015. At December 31, 2015 the Company had $1.2 million of allowance for loan and lease losses for its purchased loans compared to none at December 31, 2014 or September 30, 2015.

CONFERENCE CALL AND TRANSCRIPT

Management will conduct a conference call to review announcements made in this release at 10:00 a.m. CST (11:00 a.m. EST) on Friday, January 15, 2015. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-771-4371 ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-843-7419 in the United States and Canada or 630-652-3042 internationally. The passcode for this telephone playback is 41509505#. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 90 days.

The Company will also provide a transcript of the conference call on the Company’s website under Investor Relations. The transcript will be available for 90 days.

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically return on average tangible common stockholders’ equity, tangible book value per common share and ratio of total tangible common stockholders’ equity to total tangible assets, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. These measures typically adjust GAAP financial measures to exclude intangible assets. The non-GAAP financial measures also include the calculation of what the Company considers to be its “core” efficiency ratio, which ratio management uses to evaluate the efficiency of its operations excluding non-core revenues and expenses. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that contributes to a proper understanding of the financial results and capital levels of the Company. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD-LOOKING STATEMENTS

This release and other communications by the Company include certain “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. Those statements are subject to certain risks, uncertainties and other factors that may cause actual results to differ materially from those projected in such forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: potential delays or other problems implementing the Company’s growth, expansion and acquisition strategies including delays in identifying sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices, and the ability to enter into and/or close additional acquisitions; problems with, or additional expenses relating to, integrating or managing acquisitions; the ability to attract new or retain existing or acquired deposits or to retain or grow loans and leases, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, and the effect of such conditions on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values; changes in legal and regulatory requirements, including additional legal and regulatory requirements to which the Company will be subject when its total assets reach $10 billion; recently enacted and potential legislation and regulatory actions and the costs and expenses to comply with new legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, strengthen the capital of financial institutions, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; the ability to keep pace with technological changes, including changes regarding cybersecurity; an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or its customers; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation or regulatory examinations as well as other factors identified in this press release or as detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including those factors included in the disclosures under the headings “Forward-Looking Information” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected or described in such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 174 offices, including 81 in Arkansas, 28 in Georgia, 25 in North Carolina, 22 in Texas, 10 in Florida, three in Alabama, two offices each in South Carolina and New York and one office in California. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended December 31,			Years Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Income statement data:
Net interest income	$106,518	$78,675	35.4%	$382,151	$270,494	41.3%
Provision for loan and lease losses	5,211	6,341	(17.8)	19,415	16,915	14.8
Non-interest income	30,540	27,887	9.5	105,015	84,883	23.7
Non-interest expense	51,646	48,158	7.2	190,982	166,015	15.0
Net income available to common stockholders	51,455	34,752	48.1	182,253	118,606	53.7

Common stock data:
Net income per share – diluted	$0.57	$0.43	32.6%	$2.09	$1.52	37.5%
Net income per share – basic	0.58	0.44	31.8	2.10	1.53	37.3
Cash dividends per share	0.145	0.125	16.0	0.55	0.47	17.0
Book value per share	16.16	11.37	42.1	16.16	11.37	42.1
Tangible book value per share(1)	14.48	10.04	44.2	14.48	10.04	44.2
Diluted shares outstanding (thousands)	89,522	80,455		87,348	78,060
End of period shares outstanding (thousands)	90,612	79,924		90,612	79,924

Balance sheet data at period end:
Assets	$9,879,459	$6,766,499	46.0%	$9,879,459	$6,766,499	46.0%
Non-purchased loans and leases	6,528,634	3,979,870	64.0	6,528,634	3,979,870	64.0
Purchased loans	1,806,037	1,147,947	57.3	1,806,037	1,147,947	57.3
Allowance for loan and lease losses	60,854	52,918	15.0	60,854	52,918	15.0
Foreclosed assets	22,870	37,775	(39.5)	22,870	37,775	(39.5)
Investment securities	602,348	839,321	(28.2)	602,348	839,321	(28.2)
Goodwill	125,442	78,669	59.5	125,442	78,669	59.5
Other intangibles – net of amortization	26,898	26,907	(0.1)	26,898	26,907	(0.1)
Deposits	7,971,468	5,496,382	45.0	7,971,468	5,496,382	45.0
Repurchase agreements with customers	65,800	65,578	0.3	65,800	65,578	0.3
Other borrowings	204,540	190,855	7.2	204,540	190,855	7.2
Subordinated debentures	117,685	64,950	81.2	117,685	64,950	81.2
Common stockholders’ equity	1,464,631	908,390	61.2	1,464,631	908,390	61.2
Net unrealized gains on investment securities AFS included in common stockholders’ equity	7,959	14,132		7,959	14,132
Loan and lease, including purchased loans, to deposit ratio	104.56%	93.29%		104.56%	93.29%

Selected ratios:
Return on average assets(2)	2.12%	2.06%		2.11%	2.01%
Return on average common stockholders’ equity(2)	15.02	15.50		14.97	15.08
Return on average tangible common stockholders’ equity(1)(2)	16.94	17.60		17.02	16.64
Average common equity to total average assets	14.09	13.29		14.12	13.30
Net interest margin – FTE(2)	4.98	5.53		5.19	5.52
Efficiency ratio	37.12	44.08		38.45	45.35
Net charge-offs to average loans and leases(2)(3)	0.22	0.17		0.18	0.12
Nonperforming loans and leases to total loans and leases(4)	0.20	0.53		0.20	0.53
Nonperforming assets to total assets(4)	0.37	0.87		0.37	0.87
Allowance for loan and lease losses to non-purchased loans and leases(4)	0.91	1.33		0.91	1.33

Other information:
Non-accrual loans and leases(4)	$13,194	$21,085		$13,194	$21,085
Accruing loans and leases – 90 days past due(4)	–	–		–	–
Troubled and restructured loans and leases(4)	–	–		–	–
Impaired purchased loans	8,054	14,040		8,054	14,040

(1)Calculations of tangible book value per common share and return on average tangible common stockholders’ equity and the reconciliations to GAAP are included in the schedules accompanying this release.

(2)Ratios for interim periods annualized based on actual days.
(3)Excludes purchased loans and net charge-offs related to such loans.
(4)Excludes purchased loans, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	3/31/14	6/30/14	9/30/14	12/31/14	3/31/15	6/30/15	9/30/15	12/31/15
Earnings Summary:
Net interest income	$52,396	$64,801	$74,621	$78,675	$85,489	$93,756	$96,387	$106,518
Federal tax (FTE) adjustment	2,424	2,737	2,892	2,690	2,570	2,552	2,368	2,092
Net interest income (FTE)	54,820	67,538	77,513	81,365	88,059	96,308	98,755	108,610
Provision for loan and lease losses	(1,304)	(5,582)	(3,687)	(6,341)	(6,315)	(4,308)	(3,581)	(5,211)
Non-interest income	20,360	17,388	19,248	27,887	29,067	23,270	22,138	30,540
Non-interest expense	(37,454)	(37,878)	(42,523)	(48,158)	(50,184)	(43,724)	(45,428)	(51,646)
Pretax income (FTE)	36,422	41,466	50,551	54,753	60,627	71,546	71,884	82,293
FTE adjustment	(2,424)	(2,737)	(2,892)	(2,690)	(2,570)	(2,552)	(2,368)	(2,092)
Provision for income taxes	(8,730)	(12,251)	(15,579)	(17,300)	(18,139)	(24,190)	(23,385)	(28,740)
Noncontrolling interest	8	8	13	(11)	(24)	(28)	(3)	(6)
Net income available to common stockholders	$25,276	$26,486	$32,093	$34,752	$39,894	$44,776	$46,128	$51,455

Earnings per common share – diluted(1)	$0.34	$0.34	$0.40	$0.43	$0.47	$0.51	$0.52	$0.57

Non-interest Income:
Service charges on deposit accounts	$5,639	$6,605	$7,356	$7,009	$6,627	$7,088	$7,425	$7,558
Mortgage lending income	954	1,126	1,728	1,379	1,507	1,772	1,825	1,713
Trust income	1,316	1,364	1,419	1,493	1,432	1,463	1,500	1,508
Bank owned life insurance income	1,130	1,278	1,390	1,385	3,623	1,785	2,264	2,412
Net (amortization) accretion of FDIC loss share receivable and FDIC loss share payable	692	(741)	(562)	–	–	–	–	–
Other income from purchased loans	3,311	3,629	3,369	4,494	8,908	6,971	5,456	4,790
Net gains on investment securities	5	18	43	78	2,534	85	–	2,863
Gains on sales of other assets	974	1,448	1,688	1,912	2,829	2,557	1,905	7,463
Gain on merger and acquisition transaction	4,667	–	–	–	–	–	–	–
Gain on termination of FDIC loss share agreements	–	–	–	7,996	–	–	–	–
Other	1,672	2,661	2,817	2,141	1,607	1,549	1,763	2,233
Total non-interest income	$20,360	$17,388	$19,248	$27,887	$29,067	$23,270	$22,138	$30,540

Non-interest Expense:
Salaries and employee benefits	$17,689	$18,831	$20,876	$19,488	$22,597	$22,646	$21,207	$21,504
Net occupancy expense	5,044	5,707	6,823	6,528	7,291	7,344	8,076	8,537
Other operating expenses	13,908	12,221	13,292	20,610	18,700	12,094	14,448	19,879
Amortization of intangibles	813	1,119	1,532	1,532	1,596	1,640	1,697	1,726
Total non-interest expense	$37,454	$37,878	$42,523	$48,158	$50,184	$43,724	$45,428	$51,646

Allowance for Loan and Lease Losses:
Balance at beginning of period	$42,945	$43,861	$46,958	$49,606	$52,918	$54,147	$56,749	$59,017
Net charge-offs	(388)	(2,485)	(1,039)	(3,029)	(5,086)	(1,706)	(1,313)	(3,374)
Provision for loan and lease losses	1,304	5,582	3,687	6,341	6,315	4,308	3,581	5,211
Balance at end of period	$43,861	$46,958	$49,606	$52,918	$54,147	$56,749	$59,017	$60,854

Selected Ratios:
Net interest margin – FTE(2)	5.46%	5.62%	5.49%	5.53%	5.42%	5.37%	5.07%	4.98%
Efficiency ratio	49.82	44.60	43.95	44.08	42.85	36.56	37.58	37.12
Net charge-offs to average loans and leases(2)(3)	0.03	0.19	0.06	0.17	0.37	0.12	0.05	0.22
Nonperforming loans and leases to total loans and leases(4)	0.42	0.58	0.49	0.53	0.33	0.34	0.26	0.20
Nonperforming assets to total assets(4)	1.44	1.19	0.92	0.87	0.56	0.49	0.41	0.37
Allowance for loan and lease losses to non-purchased loans and leases(4)	1.58	1.48	1.36	1.33	1.26	1.19	1.08	0.91
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(4)	0.75	0.63	0.63	0.79	0.57	0.50	0.41	0.28

(1)Adjusted to give effect to 2-for-1 stock split on June 23, 2014.
(2)Ratios for interim periods annualized based on actual days.
(3)Excludes purchased loans and net charge-offs related to such loans.
(4)Excludes purchased loans, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis – FTE Unaudited

	Quarters Ended December 31,						Years Ended December 31,
	2015			2014			2015			2014
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$3,863	$6	0.58%	$3,943	$7	0.66%	$2,902	$41	1.40%	$4,897	$56	1.15%
Investment securities:
Taxable	367,336	3,162	3.42	352,178	2,990	3.37	363,254	13,131	3.61	325,611	11,125	3.42
Tax-exempt – FTE	388,294	5,784	5.91	493,826	7,494	6.02	422,983	26,406	6.24	472,310	29,983	6.35
Non-purchased loans and leases – FTE	5,997,684	74,949	4.96	3,773,100	49,234	5.18	4,898,552	244,978	5.00	3,189,308	162,812	5.10
Purchased loans	1,902,408	32,868	6.85	1,219,046	27,513	8.95	1,862,102	134,745	7.24	1,098,851	98,212	8.94
Total earning assets – FTE	8,659,585	116,769	5.35	5,842,093	87,238	5.92	7,549,793	419,301	5.55	5,090,977	302,188
Non-interest earning assets	981,900			853,851			1,071,541			822,830
Total assets	$9,641,485			$6,695,944			$8,621,334			$5,913,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$4,083,514	$2,551	0.25%	$2,843,302	$1,579	0.22%	$3,557,037	$7,969	0.22%	$2,564,250	$5,424	0.21%
Time deposits of $100,000 or more	1,404,524	2,150	0.61	731,077	704	0.38	1,244,879	6,375	0.51	558,389	1,632	0.29
Other time deposits	914,769	927	0.40	637,574	590	0.37	880,189	3,372	0.38	541,938	1,510	0.28
Total interest bearing deposits	6,402,807	5,628	0.35	4,211,953	2,873	0.27	5,682,105	17,716	0.31	3,664,577	8,566	0.23
Repurchase agreements with customers	74,025	20	0.11	69,364	15	0.09	73,995	76	0.10	63,869	55	0.09
Other borrowings	237,845	1,507	2.51	265,915	2,559	3.82	187,608	6,111	3.26	281,829	10,642	3.78
Subordinated debentures	117,108	1,004	3.40	64,950	426	2.61	111,409	3,665	3.29	64,950	1,693	2.61
Total interest bearing liabilities	6,831,785	8,159	0.47	4,612,182	5,873	0.51	6,055,117	27,568	0.46	4,075,225	20,956	0.51
Non-interest bearing liabilities:
Non-interest bearing deposits	1,402,586			1,124,470			1,301,574			989,073
Other non-interest bearing liabilities	45,254			65,928			43,819			59,557
Total liabilities	8,279,625			5,802,580			7,400,510			5,123,855
Common stockholders’ equity	1,358,694			889,778			1,217,475			786,430
Noncontrolling interest	3,166			3,586			3,349			3,522
Total liabilities and stockholders’ equity	$9,641,485			$6,695,944			$8,621,334			$5,913,807

Net interest income – FTE		$108,610			$81,365			$391,733			$281,232
Net interest margin – FTE			4.98%			5.53%			5.19%			5.52%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Bank of the Ozarks, Inc. Calculation of Annualized Return on Average Tangible Common Stockholders’ Equity Unaudited

	Quarters Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Dollars in thousands)

Net income available to common stockholders	$51,455	$34,752	$182,253	$118,606
Average common stockholders’ equity before noncontrolling interest	$1,358,694	$889,778	$1,217,475	$786,430
Less average intangible assets:
Goodwill	(125,838)	(78,669)	(118,013)	(51,793)
Core deposit and bank charter intangibles, net of accumulated amortization	(27,867)	(27,816)	(28,660)	(21,651)
Total average intangibles	(153,705)	(106,485)	(146,673)	(73,444)

Average tangible common stockholders’ equity	$1,204,989	$783,293	$1,070,802	$712,986

Return on average tangible common stockholders’ equity(1)	16.94%	17.60%	17.02%	16.64%

(1)Ratios for interim periods annualized based on actual days.

Bank of the Ozarks, Inc. Calculation of the Ratio of Tangible Book Value per Common Share Unaudited

	December 31,
	2015	2014
	(In thousands, except per share amounts)

Total common stockholders’ equity before noncontrolling interest	$1,464,631	$908,390
Less intangible assets:
Goodwill	(125,442)	(78,669)
Core deposit and bank charter intangibles, net of accumulated amortization	(26,898)	(26,907)
Total intangibles	(152,340)	(105,576)

Total tangible common stockholders’ equity	$1,312,291	$802,814

Common shares outstanding	90,612	79,924

Tangible book value per common share	$14.48	$10.04

Bank of the Ozarks, Inc. Calculation of the Ratio of Total Tangible Common Stockholders’ Equity to Total Tangible Assets Unaudited

	December 31,
	2015	2014
	(Dollars in thousands)

Total common stockholders’ equity before noncontrolling interest	$1,464,631	$908,390
Less intangible assets:
Goodwill	(125,442)	(78,669)
Core deposit and bank charter intangibles, net of accumulated amortization	(26,898)	(26,907)
Total intangibles	(152,340)	(105,576)

Total tangible common stockholders’ equity	$1,312,291	$802,814

Total assets	$9,879,459	$6,766,499
Less intangible assets:
Goodwill	(125,442)	(78,669)
Core deposit and bank charter intangibles, net of accumulated amortization	(26,898)	(26,907)
Total intangibles	(152,340)	(105,576)

Total tangible assets	$9,727,119	$6,660,923

Ratio of total tangible common stockholders’ equity to total tangible assets	13.49%	12.05%

Bank of the Ozarks, Inc. Calculation of “Core” Efficiency Ratio Unaudited

	Quarters Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Dollars in thousands)

Non-interest expense	$51,646	$48,158	$190,982	$166,015
Non-core adjustments:
FHLB prepayment penalties	(6,373)	(8,062)	(8,853)	(8,062)
SPG severance costs	(2,228)	–	(2,228)	–
Software and contract liquidation charges	–	–	(965)	(5,587)
Acquisition-related and systems conversion expenses	(994)	(1,065)	(6,700)	(4,749)
Fraud losses attributable to The Home Depot	–	–	–	(606)
Non-interest expense adjusted	$42,051	$39,031	$172,236	$147,011

Non-interest income-FTE	$108,610	$81,365	$391,733	$281,232
Non-interest income	30,540	27,887	105,015	84,883
Total revenue	139,150	109,252	496,748	366,115
Non-core adjustments:
BOLI death benefits	–	–	(2,259)	–
Gains on sales of investment securities	(2,863)	(78)	(5,482)	(144)
Gains on sales of purchased loans	(6,274)	–	(6,274)	–
Gains on termination of FDIC loss share	–	(7,996)	–	(7,996)

Total revenue – adjusted	$130,013	$101,178	$482,733	$357,975
GAAP efficiency ratio	37.12%	44.08%	38.45%	45.35%
“Core” efficiency ratio	32.34%	38.58%	35.68%	41.07%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217